Exhibit 99

News Release

SLB Announces Third-Quarter 2023 Results

•	Revenue of $8.31 billion increased 3% sequentially and 11% year on year

•	GAAP EPS of $0.78 increased 8% sequentially and 24% year on year

•	Net income attributable to SLB of $1.12 billion increased 9% sequentially and 24% year on year

•	Adjusted EBITDA of $2.08 billion increased 6% sequentially and 18% year on year

•	Cash flow from operations was $1.68 billion and free cash flow was $1.04 billion

•	Board approved quarterly cash dividend of $0.25 per share

NEW YORK, October 20, 2023—SLB (NYSE: SLB) today announced results for the third-quarter 2023.

Third-Quarter Results

		(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Sept. 30, 2023	Jun. 30, 2023	Sept. 30, 2022	Sequential	Year-on-year
Revenue	$8,310	$8,099	$7,477	3%	11%
Income before taxes – GAAP basis	$1,395	$1,293	$1,134	8%	23%
Income before taxes margin – GAAP basis	16.8%	16.0%	15.2%	82 bps	161 bps
Net income attributable to SLB – GAAP basis	$1,123	$1,033	$907	9%	24%
Diluted EPS – GAAP basis	$0.78	$0.72	$0.63	8%	24%

Adjusted EBITDA*	$2,081	$1,962	$1,756	6%	18%
Adjusted EBITDA margin*	25.0%	24.2%	23.5%	82 bps	155 bps
Pretax segment operating income*	$1,683	$1,581	$1,400	6%	20%
Pretax segment operating margin*	20.3%	19.5%	18.7%	73 bps	153 bps
Net income attributable to SLB, excluding charges & credits*	$1,123	$1,033	$907	9%	24%
Diluted EPS, excluding charges & credits*	$0.78	$0.72	$0.63	8%	24%

Revenue by Geography
International	$6,614	$6,297	$5,881	5%	12%
North America	1,643	1,746	1,543	-6%	6%
Other	53	56	53	n/m	n/m

	$8,310	$8,099	$7,477	3%	11%

*	These are non-GAAP financial measures. See sections titled “Divisions” and “Supplementary Information” for details.

n/m = not meaningful

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2023	Jun. 30, 2023	Sept. 30, 2022	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$982	$947	$900	4%	9%
Reservoir Performance	1,680	1,643	1,456	2%	15%
Well Construction	3,430	3,362	3,084	2%	11%
Production Systems	2,367	2,313	2,150	2%	10%
Other	(149)	(166)	(113)	n/m	n/m

	$8,310	$8,099	$7,477	3%	11%

Pretax Operating Income by Division
Digital & Integration	$314	$322	$305	-2%	3%
Reservoir Performance	344	306	244	13%	41%
Well Construction	759	731	664	4%	14%
Production Systems	319	278	224	15%	42%
Other	(53)	(56)	(37)	n/m	n/m

	$1,683	$1,581	$1,400	6%	20%

Pretax Operating Margin by Division
Digital & Integration	32.0%	34.0%	33.9%	-200 bps	-186 bps
Reservoir Performance	20.5%	18.6%	16.7%	190 bps	376 bps
Well Construction	22.1%	21.7%	21.5%	38 bps	58 bps
Production Systems	13.5%	12.0%	10.4%	147 bps	305 bps
Other	n/m	n/m	n/m	n/m	n/m

	20.3%	19.5%	18.7%	73 bps	153 bps

n/m = not meaningful

International Markets Driving Profitable Growth

SLB CEO Olivier Le Peuch commented, “Our third-quarter results continue to reflect strong year-to-date performance with revenue and adjusted EBITDA growth of 19% and 28%, respectively. These results, which reinforce our full-year financial ambitions, were driven by sustained growth in the international markets, where we posted our ninth consecutive quarter of double-digit year-on-year growth.

“Compared to the same quarter a year ago, international revenue grew 12%, outpacing North America, which increased 6%. Year on year, global third-quarter revenue grew 11% and pretax segment operating margin expanded 153 basis points (bps) to 20%. We have also increased our year-on-year pretax segment operating margin for the 11th consecutive quarter.

“I am very pleased with these results, which demonstrate how SLB is continuing to seize this multiyear growth cycle. Our differentiated technology and service offerings, combined with our focus on the quality of our revenue, enabled profitable growth and drove our adjusted EBITDA margin to a new cycle high of 25%.”

Strong Sequential Performance Led by the Middle East & Asia

“Third-quarter revenue increased 3% sequentially—by more than $200 million—driven by the Middle East & Asia, which increased 8% in the quarter and continues to demonstrate positive investment momentum. Our strong quarterly performance was propelled by broad-based growth across Saudi Arabia, the United Arab Emirates, Indonesia, China, Malaysia, Kuwait, and Oman.

“Similarly, revenue in our offshore business grew as our activity continues to benefit from operators working to renew supply, accelerate cycle times, and increase the productivity of their assets. This was particularly notable in offshore Africa, Brazil, and Scandinavia.

“Overall, our third-quarter pretax segment operating margin expanded 73 bps sequentially. We also generated strong cash flow from operations of $1.68 billion and free cash flow of $1.04 billion.

“I want to thank the SLB team for delivering these impressive results.”

Growth Powered by the Core

“Looking ahead, we believe the market fundamentals remain very compelling for our business. The oil and gas industry continues to benefit from a multiyear growth cycle that has shifted to the international and offshore markets where we are the clear leader. Concurrently, upstream spending is accelerating as operators continue to invest in long-cycle developments, production capacity expansions, exploration and appraisal, and enhanced gas production. The long-term nature of these global investments underscores the breadth, durability, and resilience of this cycle, and we expect these market dynamics to continue to drive profitable growth in the years ahead.

“SLB’s Core business has been primed for this opportunity. On a year-to-date basis, the Core business—comprising Reservoir Performance, Well Construction, and Production Systems—grew revenue by 22% and expanded pretax segment operating margin by 295 bps. Customers continue to make SLB their partner of choice for delivering enhanced value through our unmatched technology offerings, and our international and offshore leadership is perfectly aligned with the cycle’s activity trends. In the international market, we continue to benefit from our leading exposure to the Middle East, and we have further bolstered our unparalleled offshore offering with the formation of our OneSubsea joint venture with Aker Solutions and Subsea7. This joint venture offers a combined technology portfolio that will drive innovation and efficiency in subsea production, helping customers to unlock reserves and reduce cycle time.”

Strong Close to the Year

“In the fourth quarter, we expect continued sequential revenue growth driven by year-end sales in Digital & Integration and seasonal product and equipment sales in Production Systems. In addition, the fourth quarter will reflect the results of the OneSubsea joint venture.

“I remain highly confident in our business and look forward to the exciting opportunities ahead. We will remain focused on driving financial outperformance, and our teams will continue delivering strong results for our customers and stakeholders in the quarter ahead.”

Other Events

During the quarter, SLB repurchased 2.6 million shares of its common stock at an average price of $57.46 per share for a total purchase price of $151 million.

On October 2, 2023, SLB, Aker Solutions, and Subsea7 closed their previously-announced joint venture. The new business, OneSubsea, will drive innovation and efficiency in subsea production by helping customers unlock reserves and reduce cycle time. OneSubsea now comprises SLB’s and Aker Solutions’ subsea businesses, which include an extensive complementary subsea production and processing technology portfolio, world-class manufacturing scale and capacity, access to industry-leading reservoir and digital domain expertise, unique pore-to-process integration capabilities, and strengthened R&D capabilities.

On October 19, 2023, SLB’s Board of Directors approved a quarterly cash dividend of $0.25 per share of outstanding common stock, payable on January 11, 2024, to stockholders of record on December 6, 2023.

Third-Quarter Revenue by Geographical Area

					(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2023	Jun. 30, 2023	Sept. 30, 2022	Sequential	Year-on-year
North America	$1,643	$1,746	$1,543	-6%	6%
Latin America	1,681	1,624	1,508	4%	11%
Europe & Africa*	2,091	2,031	2,039	3%	3%
Middle East & Asia	2,842	2,642	2,334	8%	22%
Eliminations & other	53	56	53	n/m	n/m

	$8,310	$8,099	$7,477	3%	11%

International	$6,614	$6,297	$5,881	5%	12%
North America	$1,643	$1,746	$1,543	-6%	6%

*	Includes Russia and the Caspian region

n/m = not meaningful

International

Revenue in Latin America of $1.68 billion increased 4% sequentially due to higher sales of production systems offshore Brazil, partially offset by lower revenue in Guyana. Year on year, revenue grew 11%, led by higher sales of production systems and increased drilling in Brazil and increased intervention, stimulation, and drilling activity in Argentina.

Europe & Africa revenue of $2.09 billion increased 3% sequentially due to higher exploration, drilling, and production activity offshore Angola, Namibia, the Republic of the Congo, and Uganda and higher sales of production systems in Scandinavia and Angola. Year on year, revenue grew 3% resulting from increased exploration, drilling, and production activity offshore Africa.

Revenue in the Middle East & Asia of $2.84 billion increased 8% sequentially driven by strong growth in Saudi Arabia, the United Arab Emirates, Indonesia, China, Malaysia, Kuwait, and Oman. This was a result of higher drilling, intervention, stimulation, and evaluation activity, both on land and offshore. Year on year, revenue increased 22%, driven by significant growth across Saudi Arabia, the United Arab Emirates, Kuwait, and Egypt.

North America

North America revenue of $1.64 billion decreased 6% sequentially due to reduced drilling activity in US land and in the US Gulf of Mexico. Offshore revenue declined as a result of lower subsea sales and decreased drilling activity. Year on year, North America revenue grew 6% led by strong land and offshore sales of production systems and higher drilling activity, partially offset by lower APS project revenue in Canada stemming from lower commodity prices.

Third-Quarter Results by Division

Digital & Integration

					(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2023	Jun. 30, 2023	Sept. 30, 2022	Sequential	Year-on-year
Revenue
International	$737	$712	$671	3%	10%
North America	242	234	229	4%	6%
Other	3	1	—	n/m	n/m

	$982	$947	$900	4%	9%

Pretax operating income	$314	$322	$305	-2%	3%
Pretax operating margin	32.0%	34.0%	33.9%	-200 bps	-186 bps

n/m = not meaningful

Digital & Integration revenue of $982 million increased 4% sequentially due to increased APS revenue in Ecuador and increased digital revenue, which includes higher exploration data sales in Angola, the US Gulf of Mexico, and Malaysia. Year on year, revenue increased 9% due to strong growth in digital revenue, partially offset by lower APS revenue in Canada.

Digital & Integration pretax operating margin of 32% contracted 200 bps sequentially due to lower profitability in APS, more than offsetting improved digital margins. Year on year, pretax operating margin decreased 186 bps due to reduced profitability in APS, which was impacted by lower commodity prices in Canada.

Reservoir Performance

					(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2023	Jun. 30, 2023	Sept. 30, 2022	Sequential	Year-on-year
Revenue
International	$1,554	$1,512	$1,335	3%	16%
North America	125	130	119	-4%	5%
Other	1	1	2	n/m	n/m

	$1,680	$1,643	$1,456	2%	15%

Pretax operating income	$344	$306	$244	13%	41%
Pretax operating margin	20.5%	18.6%	16.7%	190 bps	376 bps

n/m = not meaningful

Reservoir Performance revenue of $1.68 billion grew 2% sequentially primarily due to increased evaluation and stimulation activity internationally. More than 70% of the revenue growth came from Europe & Africa, mainly in offshore Angola, Namibia, and the United Kingdom. Strong growth was also achieved in Saudi Arabia from robust stimulation activity, offset by lower revenue in India. Year on year, revenue grew 15% driven by double-digit growth across all international areas, led by the Middle East & Asia supported by higher intervention and stimulation activity.

Reservoir Performance pretax operating margin of 20% expanded 190 bps sequentially and 376 bps year on year, the highest level of pretax operating margin in this cycle. These increases were primarily driven by higher activity, pricing, and improved operating leverage across evaluation and stimulation. New technology deployment also contributed to the margin expansion, particularly in the Middle East and West Africa.

Well Construction

					(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2023	Jun. 30, 2023	Sept. 30, 2022	Sequential	Year-on-year
Revenue
International	$2,707	$2,582	$2,406	5%	13%
North America	663	721	621	-8%	7%
Other	60	59	57	n/m	n/m

	$3,430	$3,362	$3,084	2%	11%

Pretax operating income	$759	$731	$664	4%	14%
Pretax operating margin	22.1%	21.7%	21.5%	38 bps	58 bps

n/m = not meaningful

Well Construction revenue of $3.43 billion increased 2% sequentially led by strong growth in the Middle East & Asia, which was partially offset by lower revenue in North America. Year on year, revenue increased 11%, driven by 25% growth in Middle East & Asia due to very strong activity. This year-on-year increase was driven mainly by strong measurements, fluids, and equipment sales.

Well Construction pretax operating margin of 22% expanded 38 bps sequentially driven by the international markets, mainly in Europe & Africa and the Middle East & Asia. Year on year, pretax operating margin expanded 58 bps with profitability improving in measurements, fluids, and equipment sales as a result of higher activity.

Production Systems

					(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2023	Jun. 30, 2023	Sept. 30, 2022	Sequential	Year-on-year
Revenue
International	$1,740	$1,628	$1,569	7%	11%
North America	626	679	578	-8%	8%
Other	1	6	3	n/m	n/m

	$2,367	$2,313	$2,150	2%	10%

Pretax operating income	$319	$278	$224	15%	42%
Pretax operating margin	13.5%	12.0%	10.4%	147 bps	305 bps

n/m = not meaningful

Production Systems revenue of $2.37 billion increased 2% sequentially driven by strong sales of completions, artificial lift, and surface production systems, partially offset by reduced sales of midstream production systems. The strong international sequential revenue growth was led by the Middle East & Asia, with double-digit growth, followed by Latin America. North America revenue declined due to lower subsea activity. Year on year, revenue grew 10% due to strong activity in the Middle East & Asia and Latin America, partially offset by a decline in Europe & Africa.

Production Systems pretax operating margin expanded 147 bps sequentially to 13%, its highest level in this cycle. The expansion was driven primarily by higher sales of completions, artificial lift, and surface production systems. Year on year, pretax operating margin expanded 305 bps led by improved profitability in completions, surface production systems, artificial lift, and subsea production systems, and driven by an improved activity mix, pricing, and the easing of supply chain constraints.

Quarterly Highlights

CORE

Contract Awards

SLB continues to win new long-cycle contract awards that align with SLB’s core strengths, particularly in the international and offshore basins. Notable highlights include the following:

•

In Mexico, Woodside awarded a significant contract to OneSubsea for the supply of subsea trees and controls for the country’s first deepwater subsea development. The contract scope is for Phase 1 of the multiphase Trion project, and OneSubsea will deliver subsea horizontal trees, controls, and topside equipment. The first delivery of the equipment is expected in the fourth quarter of 2024, and first oil is targeted for 2028.

•

In Nigeria, Shell Nigeria Exploration and Production Company (SNEPCo) has awarded SLB a contract for provision of completion equipment and associated services for 35 deepwater wells in the Bonga Field.

•

In Malaysia, SLB was awarded contracts by major customers for the provision of drilling fluids and cementing over the next five years for offshore operations. The contracts cover exploration and development wells for various operators and span shallow- and deepwater and high-temperature, high-pressure applications in East and West Malaysia. SLB will provide technological solutions to address the drilling challenges such as drilling depleted reservoirs and wells with ultrahigh temperatures and pressures, while continuing to decarbonize the operations.

•

bp has signed a memorandum of understanding with Subsea Integration Alliance (Alliance) aimed at developing a framework to enhance subsea project performance. The agreement with the Alliance, which comprises Subsea7 and OneSubsea, will combine the skills, knowledge, and experience of the three companies across a global portfolio of projects. The agreement will combine bp’s experience to frame, build, and execute projects with the Alliance’s capability to deliver integrated subsea production systems and subsea umbilical, riser, and flowline systems. The team will work together, from concept development through the full field lifecycle, to support project delivery through new ways of working and an innovative commercial model.

•

In Egypt, Petrojet awarded SLB a contract for detailed engineering, procurement, commissioning, and startup of the Meleiha gas treatment plant, with further opportunities for operations and maintenance in the future. The project is located in the Western Desert and is owned by Agiba Petroleum Company, an Eni/EGPC joint venture. Petrojet is the main engineering, procurement, construction, and commissioning contractor. The project will adopt a zero-flaring approach, in line with the SLB decarbonization strategy.

Technology and Performance

Notable technology introductions and deployment in the quarter include the following:

•

SLB and Eni, through its subsidiary Enivibes, have announced an alliance to deploy the e-vpms® Eni vibroacoustic pipeline monitoring system, an innovative vibroacoustic wave detection system capable of providing real-time analysis, monitoring, and leak detection for pipelines around the world. Enivibes will bring the new proprietary pipeline integrity technology to the global market through SLB industry-leading digital expertise and operations in more than 100 countries. The e-vpms technology can be retrofitted to any pipeline, regardless of age, providing immediate integrity data essential for maintaining a network’s continuously reliable operation.

•

In the United Arab Emirates, the introduction of the PeriScope Edge™ multilayer mapping-while-drilling service in an offshore field has enabled mapping the top of a target that could not previously be mapped with confidence. The PeriScope Edge technology improved the depth of investigation for mapping reservoir boundaries and target intervals by 80%. This supported earlier and more efficient decision making, which resulted in a smoother wellbore with less undulation. The enhanced deep resistivity measurements and a high-resolution inversion improved geosteering and reservoir understanding to develop the offshore field.

•

In southeastern Kuwait, the Kuwait Oil Company (KOC) increased production by 900 barrels per day in the Mauddud carbonate, after acquiring 3D far field sonic data with the SLB ThruBit™ through-the-bit logging service. Using the ThruBit service, KOC was able to understand fracture geometry in a highly deviated well, to quantify the target, and to detect fractures up to 95 feet from the borehole in a complex well that lacked advanced logs. The critical well data and a robust mechanical earth model enabled KOC to optimize the stimulation job to increase production.

•

In the Republic of the Congo, a successful five-well, eight-stage acid stimulation campaign was performed for Perenco deploying OpenPath Reach™ and OpenPath Sequence™ technologies via the Greatship Ramya stimulation vessel. The campaign, a mix of high-rate acid fracturing and matrix stimulation stages, represented the first implementation of this technology for Perenco worldwide. The main drivers for selecting SLB as a partner for reviving mature offshore fields were operational efficiency and a record of successful well stimulations. The operations were completed a day ahead of schedule, and well performance from initial flowback was deemed very promising, enabling Perenco to achieve both key objectives.

•

Offshore Norway, the Quest™ gyro-while-drilling service was run for the first time globally with wired drillpipe (WDP) firmware. The gyro surveys were taken over 29 connections on the Deepsea Aberdeen semi-submersible rig without consuming rig time, thereby saving almost 5 hours of rig time compared to conventional mud-pulse telemetry surveys. The development of the WDP technology was accelerated with the acquisition of Gyrodata in the first quarter of 2023, with the one-year development plan being completed within a few months.

Decarbonization and Transition Technologies™

SLB is focused on technologies that can reduce emissions and environmental impact with practical, quantifiably proven solutions in our Core operations and extending these to adjacent industries. Examples include the following:

•

SLB End-to-end Emissions Solutions (SEES) introduced its next-generation methane point instrument, a self-installed continuous methane monitoring system that uses IoT-enabled sensors to quickly and cost effectively detect, locate, and quantify emissions across oil and gas operations. Effective monitoring is essential to reducing emissions of methane, a greenhouse gas (GHG) that represents about half of the oil and gas sector’s operational emissions. The methane point instrument provides operators with industry-leading leak detection sensitivity, and the continuous methane monitoring eliminates the need for manual data collection.

•

In the US, SEES delivered an evaluation to Chord Energy of options for eliminating routine flaring. Focusing on sites producing small volumes of rich gas in the Bakken, SEES helped to identify, assess, and high-grade gas capture solutions based on overall reduction in emissions with the least cost or best revenue maximization. The SEES recommendation followed a rigorous thermodynamic analysis and techno-economic review of emerging and mature technologies for converting flared gas into a commodity.

•

In Pakistan, SLB received a contract award from Mari Petroleum Company Limited (MPCL) for provision of CO2 separation membrane technology in combination with life-of-field services. This project includes the provision of CO2 removal membranes from natural gas, commissioning, and field service, with future development and installation of Process Live data-enriched performance services, which provide digital insights and direct collaboration with SLB subject matter experts. These services will focus on maximizing treated gas production within the system, while predicting the CO2 membranes’ remaining useful life with early identification of process upsets and optimization of membrane replacement cycles. This first implementation of the Process Live digital application in the Middle East & North Africa region will allow MPCL to optimize the economic performance of the production network by increasing uptime and reducing total membrane replacement expenditure.

DIGITAL

SLB is deploying digital technology at scale, enabling customers to track and access their data, leverage insights to elevate their performance, and embrace new AI-enabled autonomous operations. Notable highlights from the quarter include the following:

•

SLB, Amazon Web Services (AWS), and Shell Global Solutions Nederland BV (Shell) have signed a multiyear, three-way collaboration agreement to deliver digital end-to-end workflows for Shell, using SLB subsurface solutions on AWS cloud infrastructure. The collaboration is intended to deliver high-performance and cost-efficient subsurface digital solutions, to be used by Shell and made available to the industry. The digital workflows will use the OSDU® Data Platform standards to further improve the positive customer experience by business users—increasing efficiency and collaboration, while producing better insights to Shell and the energy industry. This collaboration builds on the existing strategic collaboration agreement between SLB and AWS and accelerates the availability of SLB’s industry-leading software, including Petrel™ subsurface solutions and Techlog™ wellbore solutions, on AWS.

•

SLB has signed a subsurface technology partnership with INEOS Energy, the energy division of INEOS, a global chemical and manufacturing company. INEOS Energy will partner with SLB to collaborate and innovate subsurface technologies, including AI capabilities, to help drive operational performance for continued growth, new acquisitions, and carbon capture and sequestration (CCS). Under the agreement, INEOS Energy will integrate the SLB Delfi™ digital platform into its oil and gas operations, especially subsurface, wells, transport, and monitoring. Integration of the Delfi platform into current assets and new acquisitions represents a critical element of INEOS Energy’s emissions-reducing CCS strategy for a sustainable low-carbon future.

Digital Operations

Digital operations are gaining in maturity, transforming the way operators develop and utilize assets. From automation to autonomous operations, we are clearly seeing a positive inflection in the deployment of digital operations with significant impacts on efficiency and performance. Notable examples include the following:

•

In Kuwait, Kuwait Oil Company (KOC) has implemented a successful proof-of-value project with SLB by deploying the Agora™ edge AI and IoT solutions on selected natural gas wells in the Greater Burgan, the largest sandstone field complex in the world. With the Agora technology, KOC can seamlessly integrate engineering workflows, tailored precisely to KOC unique business and technical requirements, eradicating the need for multiple platforms, streamlining operations, and maximizing efficiency. KOC will also be able to optimize production-related processes, reduce costs, and drive significant improvements in the pilot project, which is considered strategic for KOC digital transformation adoption.

•

In Iraq, Kuwait Energy Basra Limited (KEBL) awarded SLB a contract for a real-time drilling and production data and workflows integration platform. The contract scope covers the digitalization of drilling and production workflows and includes Agora technology at the well/rig site and a Dataiku-powered AI platform at the center of the system. The scope covers all current and future producing wells and rig fleet in KEBL’s Block 9 expansion plans. The project is built as a fit-for-purpose solution that will enable KEBL to monitor and collaborate in real time and integrate diverse data into one platform, allowing data analytics to enable better decision making and intelligent surveillance.

•

In Brunei, an operator deployed the first Agora visual analytics solution for rig safety across its fleet of rigs after a successful pilot that demonstrated a 35% reduction in at-risk events. Edge computing and AI allow automatic detection of an at-risk event when a person steps into the smart red zone on the rig floor. During the pilot, the Agora solution resulted in the identification of 10 times more at-risk events and a saving of 51 workdays per month compared to manual review of live video streaming. The at-risk event data, which are viewable as still photos and video clips, drive operational standard operating procedure reviews and support safety learnings. The Agora visual analytics scope was written into an existing contract and will result in additional revenue over the remaining two years.

NEW ENERGY

SLB continues to participate in the global transition to low-carbon energy systems through innovative technology and strategic partnerships, including the following:

•

SLB and TDA Research Inc. (TDA), a leading research firm, entered into an exclusive agreement to codevelop and scale up TDA’s emerging sorbent technologies for industrial carbon capture applications across the power, cement, steel, and petrochemical sectors. TDA’s emerging sorbent technologies address a broad range of industrial CO2 emissions, from low- and high-concentration point sources to direct air capture. These technologies have the potential to significantly lower carbon capture–related capital and operating costs by reducing equipment size and footprint, simplifying associated process equipment, and lowering energy requirements.

•

SLB launched its carbon storage screening and ranking solution that increases confidence in site selection decisions based on scientific analysis of the long-term integrity and economic potential of an asset. The solution helps customers avoid suboptimal storage sites with risk factors that can waste valuable time and resources as well as decrease the probability of a carbon capture, utilization, and sequestration project reaching final investment decision.

•

In Louisiana, Strategic Biofuels has entered into an agreement with SLB to provide carbon sequestration services for its Louisiana Green Fuels (LGF) biofuel refinery project, supporting the production of deeply carbon-negative fuels that will be powered by an adjacent bioenergy with CCS (BECCS) power plant. SLB will provide site de-risking and front-end engineering and design services for the CCS complex that will be located on and around the biofuel refinery and BECCS plant. The agreement includes provisions for future services, including injection operations and long-term CO2 monitoring. Once online, the LGF plant will have the capacity to offset up to 1.36 million tons of CO2 emissions annually.

•

In Canada, LithiumBank has engaged SLB to conduct detailed subsurface reservoir modeling of the Leduc and Swan Hills formations for an upcoming resource estimation and preliminary economic assessment of the Park Place lithium brine project in west-central Alberta. The SLB reservoir characterization will include facies modeling, porosity and permeability modeling, and interpretation of 57 kilometers of seismic lines. The detailed reservoir modeling will provide a higher level of confidence in future engineering and production designs and support the upcoming resource estimation.

FINANCIAL TABLES

Condensed Consolidated Statement of Income

		(Stated in millions, except per share amounts)
	Third Quarter		Nine Months
Periods Ended September 30,	2023	2022	2023	2022
Revenue	$8,310	$7,477	$24,145	$20,213
Interest & other income (1)	73	75	247	436
Expenses
Cost of revenue	6,592	6,042	19,378	16,623
Research & engineering	186	160	524	456
General & administrative	81	94	268	277
Interest	129	122	373	369

Income before taxes (1)	$1,395	$1,134	$3,849	$2,924
Tax expense (1)	259	215	722	514

Net income (1)	$1,136	$919	$3,127	$2,410
Net income attributable to noncontrolling interests	13	12	36	33

Net income attributable to SLB (1)	$1,123	$907	$3,091	$2,377

Diluted earnings per share of SLB (1)	$0.78	$0.63	$2.14	$1.65

Average shares outstanding	1,424	1,418	1,424	1,414
Average shares outstanding assuming dilution	1,442	1,439	1,442	1,436

Depreciation & amortization included in expenses (2)	$579	$533	$1,703	$1,598

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
Assets	Sept. 30, 2023	Dec. 31, 2022
Current Assets
Cash and short-term investments	$3,735	$2,894
Receivables	8,049	7,032
Inventories	4,305	3,999
Other current assets	949	1,078

	17,038	15,003
Investment in affiliated companies	1,622	1,581
Fixed assets	6,875	6,607
Goodwill	13,111	12,982
Intangible assets	2,912	2,992
Other assets	4,255	3,970

	$45,813	$43,135

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,222	$9,121
Estimated liability for taxes on income	935	1,002
Short-term borrowings and current portion of long-term debt	1,998	1,632
Dividends payable	373	263

	12,528	12,018
Long-term debt	11,147	10,594
Postretirement benefits	166	165
Other liabilities	2,265	2,369

	26,106	25,146
Equity	19,707	17,989

	$45,813	$43,135

Liquidity

			(Stated in millions)
Components of Liquidity	Sept. 30, 2023	Jun. 30, 2023	Sept. 30, 2022	Dec. 31, 2022
Cash and short-term investments	$3,735	$3,194	$3,609	$2,894
Short-term borrowings and current portion of long-term debt	(1,998)	(1,993)	(899)	(1,632)
Long-term debt	(11,147)	(11,342)	(12,452)	(10,594)

Net Debt (1)	$(9,410)	$(10,141)	$(9,742)	$(9,332)

Details of changes in liquidity follow:

Periods Ended September 30,	Nine Months 2023	Third Quarter 2023	Nine Months 2022
Net income	$3,127	$1,136	$2,410
Charges and credits, net of tax (2)	(28)	—	(265)

	3,099	1,136	2,145
Depreciation and amortization (3)	1,703	579	1,598
Stock-based compensation expense	218	58	236
Change in working capital	(1,353)	(67)	(1,814)
Other	(52)	(29)	(59)

Cash flow from operations	3,615	1,677	2,106

Capital expenditures	(1,345)	(464)	(1,046)
APS investments	(391)	(138)	(420)
Exploration data capitalized	(121)	(38)	(77)

Free cash flow (4)	1,758	1,037	563

Dividends paid	(961)	(356)	(600)
Stock repurchase program	(594)	(151)	—
Proceeds from employee stock plans	276	152	171
Business acquisitions and investments, net of cash acquired	(280)	(18)	(45)
Proceeds from sale of Liberty shares	137	—	513
Proceeds from sale of real estate	—	—	120
Taxes paid on net settled stock-based compensation awards	(162)	(18)	(92)
Other	(272)	(105)	(118)

(Increase) decrease in net debt before impact of changes in foreign exchange rates	(98)	541	512
Impact of changes in foreign exchange rates on net debt	20	190	802

(Increase) decrease in Net Debt	(78)	731	1,314
Net Debt, beginning of period	(9,332)	(10,141)	(11,056)

Net Debt, end of period	$(9,410)	$(9,410)	$(9,742)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information regarding the level of SLB’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.
(4)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and exploration data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of SLB’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this third-quarter 2023 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, SLB net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; effective tax rate, excluding charges & credits; adjusted EBITDA and adjusted EBITDA margin) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures provide useful perspective on SLB’s underlying business results and operating trends, and a means to evaluate SLB’s operations period over period. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplementary Information” (Question 9).

	(Stated in millions, except per share amounts)

	Nine Months 2023
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$3,849	$722	$36	$3,091	$2.14
Gain on sale of Liberty shares	(36)	(8)	—	(28)	(0.02)

SLB net income, excluding charges & credits	$3,813	$714	$36	$3,063	$2.12

	Nine Months 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
SLB net income (GAAP basis)	$2,924	$514	$33	$2,377	$1.65
Gain on sale of Liberty shares	(242)	(17)	—	(225)	(0.16)
Gain on sale of real estate	(43)	(2)	—	(41)	(0.03)

SLB net income, excluding charges & credits	$2,639	$495	$33	$2,111	$1.47

There were no charges or credits during the third quarters of 2023 and 2022 and during the second quarter of 2023.

All Charges & Credits for the periods above are classified in Interest & other income in the Condensed Consolidated Statement of Income.

*	Does not add due to rounding.

Divisions

	(Stated in millions)
	Three Months Ended
	Sept. 30, 2023		Jun. 30, 2023		Sept. 30, 2022
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$982	$314	$947	$322	$900	$305
Reservoir Performance	1,680	344	1,643	306	1,456	244
Well Construction	3,430	759	3,362	731	3,084	664
Production Systems	2,367	319	2,313	278	2,150	224
Eliminations & other	(149)	(53)	(166)	(56)	(113)	(37)

Pretax segment operating income		1,683		1,581		1,400
Corporate & other		(182)		(183)		(155)
Interest income(1)		20		19		8
Interest expense(1)		(126)		(124)		(119)

	$8,310	$1,395	$8,099	$1,293	$7,477	$1,134

(Stated in millions)
	Nine Months Ended
	Sept. 30, 2023		Sept. 30, 2022
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$2,822	$901	$2,713	$976
Reservoir Performance	4,826	892	3,999	598
Well Construction	10,052	2,162	8,168	1,522
Production Systems	6,888	802	5,647	509
Eliminations & other	(443)	(102)	(314)	(151)

Pretax segment operating income		4,655		3,454
Corporate & other		(536)		(468)
Interest income(1)		57		13
Interest expense(1)		(363)		(360)
Charges & credits(2)		36		285

	$24,145	$3,849	$20,213	$2,924

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2023?

Capital investment (consisting of capex, exploration data costs, and APS investments) for the full-year 2023 is expected to be approximately $2.50 to $2.60 billion. Capital investment for the full-year 2022 was $2.30 billion.

2)	What were cash flow from operations and free cash flow for the third quarter of 2023?

Cash flow from operations for the third quarter of 2023 was $1.68 billion, and free cash flow was $1.04 billion.

3)	What was included in “Interest & other income” for the third quarter of 2023?

“Interest & other income” for the third quarter of 2023 was $73 million. This consisted of interest income of $22 million and earnings of equity method investments of $51 million.

4)	How did interest income and interest expense change during the third quarter of 2023?

Interest income of $22 million for the third quarter of 2023 increased $3 million sequentially. Interest expense of $129 million increased $2 million sequentially.

5)	What is the difference between SLB’s consolidated income before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the third quarter of 2023?

The ETR for the third quarter of 2023 was 18.6% as compared to 19.0% for the second quarter of 2023. There were no charges or credits during the third and second quarters of 2023.

7)	How many shares of common stock were outstanding as of September 30, 2023, and how did this change from the end of the previous quarter?

There were 1.423 billion shares of common stock outstanding as of September 30, 2023, and 1.421 billion shares outstanding as of June 30, 2023.

(Stated in millions)
Shares outstanding at June 30, 2023	1,421
Shares issued under employee stock purchase plan	3
Shares issued to optionees, less shares exchanged	1
Vesting of restricted stock	1
Stock repurchase program	(3)

Shares outstanding at September 30, 2023	1,423

8)

What was the weighted average number of shares outstanding during the third quarter of 2023 and second quarter of 2023? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.424 billion during the third quarter of 2023 and 1.423 billion during the second quarter of 2023. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

		(Stated in millions)
	Third Quarter 2023	Second Quarter 2023
Weighted average shares outstanding	1,424	1,423
Unvested restricted stock	16	17
Assumed exercise of stock options	2	2

Average shares outstanding, assuming dilution	1,442	1,442

9)	What was SLB’s adjusted EBITDA in the third quarter of 2023, the second quarter of 2023, and the third quarter of 2022, the nine months of 2023, and the nine months of 2022?

SLB’s adjusted EBITDA was $2.08 billion in the third quarter of 2023, $1.96 billion in the second quarter of 2023, and $1.76 billion in the third quarter of 2022, and was calculated as follows:

	(Stated in millions)
	Third Quarter 2023	Second Quarter 2023	Third Quarter 2022
Net income attributable to SLB	$1,123	$1,033	$907
Net income attributable to noncontrolling interests	13	14	12
Tax expense	259	246	215

Income before taxes	$1,395	$1,293	$1,134
Depreciation and amortization	579	561	533
Interest expense	129	127	122
Interest income	(22)	(19)	(33)

Adjusted EBITDA	$2,081	$1,962	$1,756

SLB’s adjusted EBITDA was $5.830 billion for the nine months ended September 30, 2023 and $4.539 billion for the nine months ended September 30, 2022, and was calculated as follows:

	(Stated in millions)
	Nine Months 2023	Nine Months 2022
Net income attributable to SLB	$3,091	$2,377
Net income attributable to noncontrolling interests	36	33
Tax expense	722	514

Income before taxes	$3,849	$2,924
Charges & credits	(36)	(285)
Depreciation and amortization	1,703	1,598
Interest expense	373	369
Interest income	(59)	(66)

Adjusted EBITDA	$5,830	$4,540

Adjusted EBITDA represents income before taxes, excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for SLB and that it provides useful perspective on SLB’s underlying business results and operating trends, and a means to evaluate SLB’s operations period over period. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

10)	What were the components of depreciation and amortization expense for the third quarter of 2023, the second quarter of 2023, and the third quarter of 2022?

The components of depreciation and amortization expense for the third quarter of 2023, the second quarter of 2023, and the third quarter of 2022 were as follows:

			(Stated in millions)
	Third Quarter 2023	Second Quarter 2023	Third Quarter 2022
Depreciation of fixed assets	365	$353	$343
Amortization of intangible assets	78	77	76
Amortization of APS investments	107	101	96
Amortization of exploration data costs capitalized	29	30	18

	579	$561	$533

11)	What Divisions comprise SLB’s Core business and what was their revenue and pretax operating income for the nine months ended September 30, 2023 and 2022?

SLB’s Core business comprises Reservoir Performance, Well Construction, and Production Systems. SLB’s Core business revenue and pretax operating income for the nine months ended September 30, 2023 and 2022 are calculated as follows:

			(Stated in millions)
	Nine Months Ended		Change
	Sept. 30,	Sept. 30,
	2023	2022
Revenue
Reservoir Performance	4,826	3,999
Well Construction	10,052	8,168
Production Systems	6,888	5,647

	$21,766	$17,814	22%

Pretax Operating Income
Reservoir Performance	892	598
Well Construction	2,162	1,522
Production Systems	802	509

	$3,856	$2,629	47%

Pretax Operating Margin
Reservoir Performance	18.5%	15.0%
Well Construction	21.5%	18.6%
Production Systems	11.7%	9.0%

	17.7%	14.8%	295 bps

About SLB

SLB (NYSE: SLB) is a global technology company driving energy innovation for a balanced planet. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

Conference Call Information

SLB will hold a conference call to discuss the earnings press release and business outlook on Friday, October 20, 2023. The call is scheduled to begin at 9:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 8858313. At the conclusion of the conference call, an audio replay will be available until November 20, 2023, by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 1720594. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until November 20, 2023.

Investors James R. McDonald – SVP, Investor Relations & Industry Affairs, SLB Joy V. Domingo – Director of Investor Relations, SLB Tel: +1 (713) 375-3535 Email: investor-relations@slb.com	Media Josh Byerly – Vice President of Communications, SLB Moira Duff – Director of External Communications, SLB Tel: +1 (713) 375-3407 Email: media@slb.com

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This third-quarter 2023 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for SLB as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by SLB and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our capital allocation plans, including dividend plans and share repurchase programs; our APS projects, joint ventures, and other alliances; the impact of the ongoing conflict in Ukraine on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity, including free cash flow; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve its financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; the ongoing conflict in Ukraine; foreign currency risk; inflation; changes in monetary policy by governments; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or new energy, as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and SLB disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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